Consent of Independent Registered Pubic Accounting Firm

The Board of Directors

United Mobile Homes, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-117538) on Form S-8 and (No. 333-115030) on Form S-3D, of our reports dated March 30, 2005, relating to the consolidated balance sheets of United Mobile Homes, Inc. and subsidiaries (the Company) as of December 31, 2004 and 2003 and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, the related schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004,  which reports appear in the December 31, 2004 Annual Report on Form 10-K of United Mobile Homes, Inc.

Our report dated March 30, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that United Mobile Homes, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company’s policies and procedures associated with the selection and application of accounting policies for purposes of preparing its annual and interim financial statements were not adequate.  Specifically, as of December 31, 2004, and due to the aforementioned deficiencies in the Company’s policies and procedures, the Company’s accounting for certain derivative financial instruments, to hedge the variability of cash flows of floating interest rate debt, was found to be inconsistent with U.S. generally accepted accounting principles.  This error in accounting resulted in the restatement of the Company’s consolidated financial statements for 2003 and 2002, and for each of the quarters in 2003 and the first, second and third quarters of 2004, to recognize in the consolidated statements of income, the changes in estimated fair value of the relevant derivative financial instruments in the periods of such changes.

/s/  KPMG LLP

Short Hills, New Jersey

March 30, 2005